                           SUBLICENSE AGREEMENT

     THIS SUBLICENSE AGREEMENT (the "Agreement") is made this 7th day of November, 1995, by and between GTS Duratek, Inc., a Delaware corporation ("GTSD") and BNFL Inc., a Delaware corporation ("BNFL").

                           W I T N E S S E T H :

     WHEREAS, Dr. Pedro B. Macedo and Dr. Theodore A. Litovitz (collectively the "Inventors") are the owners of certain patents and patent applications, and possess certain technology and know-how relating to in-furnace vitrification of radioactive and hazardous waste, to the use of glass matrices suitable for the encapsulation of these materials and to the use of ion exchange as a method of removing radioactive and hazardous materials from liquids;

     WHEREAS, GTSD has obtained an exclusive license, with the right to grant sublicenses, under said patents and patent applications and the exclusive right to use such technology pursuant to that certain License Agreement between GTSD and the Inventors dated August 17, 1992 (the "License Agreement"), a copy of which is attached hereto as ANNEX A;

     WHEREAS, GTSD and BNFL have entered into a Teaming Agreement dated as of the date hereof (the "Teaming Agreement") pursuant to which GTSD and BNFL have agreed to jointly pursue contracts and other potential business opportunities providing services to the United States Department of Energy;

     WHEREAS, as contemplated by the Teaming Agreement, BNFL will invest $10.0 million in GTSD in the form of a convertible debenture (the
"Convertible Debenture"), convertible into the common stock of GTSD;

     WHEREAS, BNFL desires a sublicense under said patents and patent applications and the right to utilize such technology for processing radioactive or mixed waste in the United Kingdom, and GTSD is willing to grant such sublicense and rights;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     a. "Patent Rights" shall mean United States patents and foreign patents, and United States and foreign patent applications listed on SCHEDULE A, and all other future United States and foreign patent applications relating thereto in the Sublicensed Field, including any continuations, continuations-in-part, divisions, reissues, renewals, additions and extensions thereof; and all United States and foreign patents that may be granted thereon.

     b. "Affiliate" of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     c. "Technology" shall mean all ideas, inventions (patentable and unpatentable), know-how and technical information either conceived, invented, discovered or possessed by GTSD, including but not limited to processes, articles, devices, equipment, techniques, compositions, formulations, data, etc., and any use thereof, all in the Sublicensed Field and either acquired by GTSD through the License Agreement or otherwise.

     d. "Sublicensed Subject Matter" shall mean (i) any process, composition of matter, article of manufacture or apparatus covered by any valid product or process claim, in any patent included in the Patent Rights or arising out of or resulting from the use of the Technology.

     e. "Sublicensed Field" shall mean stabilizing, fixating or immobilizing by melting, vitrification, sintering or any other thermal or chemical method any radioactive material and/or any other non-radioactive material when intermingled with the radioactive material ("mixed waste"), and to all uses thereof.

     f.  "License Year" shall mean any calendar year.

     g. "Sublicensed Territory" shall mean only the United Kingdom and no other territory.

     Unless a particular context clearly indicates to the contrary, all terms not herein defined shall have the same meanings given to them in the License Agreement.

II.  GRANT OF SUBLICENSE

     GTSD hereby grants to BNFL a non-exclusive sublicense, without the right to sublicense, to market, sell and practice the inventions covered by the Patent Rights and the Technology in the Sublicensed Field in the Sublicensed Territory to the full end of the term of this Sublicense. BNFL shall not be permitted by this Agreement to market, sell and practice the inventions covered by the Patent Rights and the Technology outside of the Sublicensed Territory. Nothing in this Agreement shall be construed to prohibit GTSD from the granting of other similar sublicenses to any person or entity within the Sublicensed Territory or to prohibit GTSD from marketing, selling and practicing the inventions covered by the Patent Rights and the Technology in the Sublicensed Territory.

III.  DISCLOSURE AND SUBLICENSE OF FUTURE TECHNOLOGY

     All Technology in the Sublicensed Field which GTSD creates, develops or acquires through the License Agreement, the research and development cost sharing arrangement contemplated by Article XIV of the Teaming Agreement or as GTSD otherwise acquires and comes into being during the term of this Agreement ("Future Technology") shall be included within the definition of Technology and sublicensed to BNFL pursuant to the terms of this Agreement, and such Future Technology shall be fully disclosed to BNFL in a timely manner.

IV.  ROYALTY PAYMENTS

     a. In consideration of the sublicense and rights herein granted, BNFL shall pay to GTSD in the manner herein provided unless terminated as hereinafter provided the following:

        1. An annual royalty (the "Annual Royalty") of three percent (3%) of the Net Sales Value (as defined below) of the Sublicensed Subject Matter in the Sublicensed Territory so long as (i) the Teaming Agreement is in effect,
(ii) GTSD and BNFL are actively pursuing or participating in joint projects, to the extent able, pursuant to the terms of the Teaming Agreement, as determined in the reasonable discretion of the Steering Committee (as such term is defined in the Teaming Agreement) and (iii) BNFL retains in whole the Convertible Debenture (other than for U.S. regulatory restrictions as contemplated by Section 11.1 of the Convertible Debenture) or has not sold, transferred, disposed of, pledged or hypothecated any of the shares of GTSD common stock received upon conversion of the Convertible Debenture. Upon the earlier of the following: (i) the termination of the Teaming Agreement, (ii) GTSD and BNFL are no longer actively pursuing or participating in joint projects, to the extent able, pursuant to the terms of the Teaming Agreement, as determined in the reasonable discretion of the Steering Committee (as such term is defined in the Teaming Agreement) or (iii) BNFL no longer retains in whole the Convertible Debenture (other than for U.S. regulatory restrictions as contemplated by Section 11.1 of the Convertible Debenture) or has sold, transferred, disposed of, pledged or hypothecated any of the shares of GTSD common stock received upon conversion of the Convertible Debenture, the Annual Royalty shall be seven and one-half percent (7.50%) of the Net Sales Value.

        2. As used in this Agreement, "Net Sales Value" of Sublicensed Subject Matter shall mean all amounts or proceeds received by BNFL or its Affiliates from the sale, lease or use of the Sublicensed Subject Matter, except with respect to the vitrification of high level radioactive waste, and less the following deductions where applicable: (i) discounts allowed and taken for prompt payment, (ii) allowances for prompt returns, (iii) all sales and use tax imposed upon and with specific reference to particular sales, (iv) packaging and transportation costs separately billed or prepaid, (v) services contracted to other subcontractors providing technologies and services complimentary to and outside of the Sublicensed Field and packaged for sale with the Sublicensed Subject Matter, and (vi) the revenues associated with ancillary processes. (Services that directly support sale of Technology in the Sublicensed Field such as outside laboratory services or brick installation services, etc. are not deducted from gross sales.)

No allowance or deduction shall be made for collections or commissions by whatever name known.

        3. The Net Sales Value of Sublicensed Subject Matter sold by BNFL to any Affiliate of, or person, firm or corporation enjoying a specially favored course of dealing with, BNFL, shall be the amount which BNFL would receive for such Sublicensed Subject Matter on an arm's length sale to a bona fide third party less the deductions under Article IV(a)(2).

     b. In the event the United States Government has royalty-free rights under the Patent Rights or Technology, then in such event any amounts or proceeds received by BNFL in respect of any Sublicensed Subject Matter caused to be manufactured by or through BNFL and sold or leased to the United States Government or services performed for the United States Government shall not be included within the definition of "Net Sales Value" and no Annual Royalty shall be required to be paid thereon.

     c. Notwithstanding anything herein to the contrary, in the event that GTSD has defaulted on any of its payment obligations under the Convertible Debenture, then the Annual Royalty percentage provided in Section IV(a)(i) shall remain at three percent (3%) until such time as the payment default has been cured or the payment default has been waived by BNFL, and BNFL shall be entitled to offset the amounts owed to GTSD as the Annual Royalty under this
Article IV until such time as the payment default has been cured or the payment default has been waived by BNFL. All amounts so offset shall be applied in whole toward the cure of the payment default under the Convertible Debenture.

V.  AVOIDANCE OF DUPLICATION OF ROYALTY PAYMENTS

     In no event shall more than one royalty payment be due under this Agreement on the same Sublicensed Subject Matter or component part thereof.

VI.  BNFL FEES PAYABLE TO THIRD PARTIES

     In the event BNFL, in order to continue to practice in the Sublicensed Field, must obtain from a third party (other than an Affiliate) a license under such third party's valid patent and must pay license fees thereunder to such third party in order to use any portion of the Technology or to operate under any significant patent included in the Patent Rights, then in such event, BNFL may credit the license or other fees payable to such third party against the Annual Royalty payable to GTSD pursuant to Article IV hereof.

VII.  PAYMENT OF ROYALTIES AND ACCOUNTING

     The Annual Royalty provided for in Section IV shall be based on the Net Sales Value generated by BNFL or its Affiliates during each License Year and shall be paid within 60 days of the end of each License Year less any deductions allowable hereunder. All payments required to be made under this Agreement shall be made in U.S. funds. At the time of payment of the Annual Royalty, BNFL shall render to GTSD a statement in writing showing the computation of the Annual Royalty payable for such License Year. Any statement hereunder shall be conclusively presumed to be accurate and deemed acceptable by GTSD unless it notifies BNFL in writing as to any objections within one (1) year of GTSD's receipt of such statement. For purposes of determining the royalty payments owed to GTSD pursuant to Section IV, the first License Year shall be the calendar year beginning January 1, 1996. The accounting shall be in accordance with generally accepted accounting principles in the United Kingdom. In the event that BNFL shall be in default in the payment of the Annual Royalty, then GTSD may terminate this Agreement upon 30 days written notice unless during said period the default is cured.

VIII.  AUDIT RIGHTS

     BNFL and its Affiliates shall maintain normal business records accurately showing all transactions necessary to compute the Net Sales Value hereunder. GTSD shall have the right, at its option and sole expense and within one (1) year after receipt of any payments made to it pursuant to
Article IV hereof, to have BNFL's or its Affiliates' books and records relating to the Patent Rights and the Technology audited by an independent certified public accountant ("CPA") selected by GTSD and approved by BNFL, such approval not to be unreasonably withheld or delayed. BNFL and its Affiliates will make such books and records available to such CPA during reasonable business hours upon fourteen (14) calendar days written notice. The CPA shall agree to advise GTSD only of the accuracy or inaccuracy of BNFL's royalty payments to GTSD, and if not accurate, the actual amounts as computed by such CPA. Notwithstanding anything herein to the contrary, in the event that the CPA reports that the books and records have not been maintained or are not accurate or that BNFL has failed to make payment of any of the Annual Royalty required by the Agreement as shown by such books and records, BNFL shall reimburse GTSD for the cost of reviewing the books and records, including without limitation, reimbursement of the reasonable fees and expenses of the CPA if such recalculation results in an increased royalty payment to GTSD; provided, however, that BNFL shall in no event have any such reimbursement obligation in excess of the amount of such increase.

IX.  EXPENSES:  PREPARATION, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

     a. Upon request for the duration of this Agreement, GTSD and BNFL shall jointly review the question of patentability or other protection of any idea, work, invention or discovery which is conceived, invented or discovered by the Inventors or GTSD in the Sublicensed Field, or any idea, work, invention or discovery which results from or arises out of any research work conducted by the Inventors, GTSD, BNFL or any of their Affiliates pursuant to a grant provided by BNFL pursuant to the research and development cost sharing arrangement contemplated by Article XIV of the Teaming Agreement, irrespective of whether or not any such idea, work, invention or discovery is included or required to be included in the Technology. Conduct of this joint review does not, in itself, constitute an obligation to grant to BNFL a license or sublicense, as applicable, for discoveries, works or inventions outside of the Sublicensed Field.

     b. BNFL shall have the power and authority to file and prosecute applications for patents on any idea, invention or discovery in the Sublicensed Field in the Sublicensed Territory and to procure and maintain patents thereon on behalf of the Inventors or GTSD, as appropriate. The parties shall use their best efforts to ensure that the inventor of any such idea, invention or discovery shall, at BNFL's request, execute such documents and perform such acts as BNFL's counsel may deem necessary and advisable to perfect the filing of such applications for patent in the Sublicensed Territory and to assist BNFL in procuring, maintaining, enforcing and defending patents, and other applicable statutory protection granted or issued thereon, on behalf of the Inventors or GTSD, as appropriate, all at the expense of BNFL.

     c. Any application for patent thus filed and any patent granted or issued thereon shall be included in the Patent Rights and subject to the terms and conditions of this Agreement.

     d. BNFL shall bear all costs and expenses associated with maintaining and defending the Patent Rights in the Sublicensed Territory in their discretion.

     e. Anything in this Agreement to the contrary notwithstanding, BNFL may elect to relinquish its sublicense under any application for patent or patent included in the Patent Rights by giving GTSD at least sixty (60) days prior written notice of such election. Any such application for patent or patent thereafter shall be excluded from the Patent Rights and the Technology and BNFL thereafter shall not be liable for any costs incurred in the prosecution, procurement, maintenance, enforcement and defense thereof.

X.  INFRINGEMENT

     a. BNFL shall have the right, but shall not be obligated, to bring and prosecute any suit or action in the Sublicensed Territory against an infringer of any patent included in the Patent Rights in the name of GTSD and/or the Inventors, as appropriate, at BNFL's sole cost and expense and for BNFL's own account, and in any such case BNFL shall have control of the conduct or settlement of any such suit or action. Any and all recoveries of any kind from any such suit or action shall be the property of BNFL, except in the event any recoveries are reasonably considered to be royalties for past infringement and/or considered to be future royalties and/or for a paid-up license under any patent included in the Patent Rights, then any such recoveries less pro rata costs incurred by BNFL for attorney's fees, witnesses' fees, and court costs shall be considered in the Annual Royalty calculation according to Section IV hereof.

     b. Should BNFL exercise its rights under Section X(a), BNFL agrees to indemnify the Inventors and GTSD from countersuit by an infringer of any patent with respect to their roles as inventors or licensees of the patents, as applicable. Such indemnification is limited to issues related to or arising out of patent validity or patent infringement only.

     c. GTSD shall give promptly upon request and without compensation (other than reasonable out-of-pocket expenses and as provided in this Article
X) all reasonable information and assistance necessary to enable BNFL to bring and prosecute any such suit or action.

     d. In the event that BNFL shall fail to cause any infringement of Patent Rights in the Sublicensed Territory to terminate or shall fail to bring suit or action against any such infringer within six (6) months after request in writing from GTSD to do so, then in such event GTSD shall have the right, but shall not be obligated, to bring and prosecute any such suit or action in its own name and/or the Inventors, at GTSD's sole cost and expense and for its own account, and in any such case, GTSD shall have sole control of the conduct or settlement of any such suit or action. Any and all recoveries for damages, royalties, costs and awards form any such suit or action shall be the sole property of GTSD, less any reasonable out-of-pocket costs which may be incurred by BNFL in support of such action or suit.

    e. Should GTSD exercise its rights under Section X(d), GTSD agrees to indemnify BNFL from countersuit by an infringer of any patent with respect to BNFL's role as sublicensee. Such indemnification is limited to issues related to patent validity or patent infringement only.

     f. The party not bringing such suit or action shall have the right, at its sole expense, to be represented by counsel during all proceedings of such suit or action.

XI.  WARRANTIES AND COVENANT

     a. Each of GTSD and BNFL represents to the other that the respective representations and warranties contained in Article XIX of the Teaming Agreement by GTSD and BNFL, respectively, are true and accurate and such representations and warranties are repeated herein by each of the respective parties.

    b. GTSD hereby covenants and agrees that it will not take any action, or fail to take a required action, either of which results in the termination of the License Agreement prior to the expiration of its natural term. GTSD hereby covenants and agrees that it will use its best efforts to maintain the License Agreement and the underlying Patent Rights and Technology in full force and effect during the term of this Agreement, however, GTSD shall have the right to amend the License Agreement or enter into a new license agreement with the Inventors provided that the terms of such new license agreement would not adversely affect GTSD's performance of its obligations hereunder.

XII.  TERMINATION

     a. In the event any party to this Agreement shall fail to perform or fulfill, at the time and in the manner herein provided, any material obligation or condition required to be performed or fulfilled by such party under this Agreement, and in the event such party shall fail to remedy such default within thirty (30) days after written notice thereof from a party not at fault, such party not at fault shall have the right to terminate this Agreement by giving written notice of termination to the party at fault.

     b. This Agreement shall terminate immediately upon the termination of the License Agreement.

     c. BNFL shall have the right to terminate this Agreement at any time by giving at least sixty (60) days written notice of termination to GTSD.

     d. In the event of termination pursuant to this Section XII, the sublicenses, rights and privileges granted to BNFL hereunder shall terminate forthwith.

     e. Any such termination of this Agreement by GTSD or BNFL pursuant to this Article XII shall be in addition to and shall not be exclusive of or prejudicial to any other rights or remedies GTSD may have on account of such termination.

     f. The termination of this Agreement shall not affect any accrued monetary obligation owed to GTSD by BNFL.

XIII.  TERMINATION: PRORATED ROYALTIES

     In the event of any termination under Section XII hereof, the Annual Royalty payable hereunder for the License Year in which this Agreement is terminated shall be reduced by an amount which bears the same relationship to such royalties that the number of days of such License Year after such termination bears to three hundred sixty-five (365).

XIV.  RECORDS AND CONFIDENTIAL DATA

     a. All memoranda, notices, files, records and other information related to the Technology shall be retained in confidence by the parties hereto and their agents, and shall not be disclosed to any third party, except to the extent reasonably necessary to pursue the business objectives of the parties hereto or to comply with the contractual commitments of this Agreement.

     b. Each of the parties agrees that the other party will be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party's obligations set forth in this Article XIV.

XV.  TERM OF THE AGREEMENT

     This Agreement shall commence on the date hereof, and unless sooner terminated as herein provided shall continue in full force and effect until the expiration of the last expiring patent or patent application included in the Patent Rights.

XVI.  PRIOR RIGHTS

     The rights of each party regarding the sublicensing of the Technology shall be as stipulated in this Agreement. Notwithstanding any other provision herein to the contrary, this Agreement shall be subject to the Prior Rights of certain parties included in Article XXI of the License Agreement.

XVII.  WAIVER AND SEVERABILITY

     a. The waiver by any of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     b. If one or more of the provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions hereof.

XVIII.  NOTICES

    Except as otherwise expressly stated, all notices required to be given or which may be given under this Agreement shall be in writing and shall be deemed given upon the earlier of (i) when personally delivered, (ii) three
(3) days after having been mailed by certified mail, postage prepaid, return receipt requested, (iii) two (2) days after having been sent by recognized overnight delivery service or (iv) one (1) day after having been sent by facsimile transmission, addressed as follows:

     If to:

              (a) GTSD:

              GTS DURATEK, INC.
              8955 Guilford Road, Suite 200
              Columbia, MD  21046
              Attn: Robert E. Prince, President and Chief Executive Officer Telecopy No.: (301) 621-8211

              (b) BNFL:

              BNFL INC.
              9302 Lee Highway, Suite 950
              Fairfax, Virginia 22031
              Attn: K. Edward Newkirk
              Telecopy No.: (703) 359-0442

XIX.  COMPLETE AGREEMENT

     This Agreement and the Teaming Agreement and all documents referenced therein to be entered into between the parties hereto contains the complete agreement and understanding between the parties concerning the subject matter hereof and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter, and the representations and warranties contained in Article XIX of the Teaming Agreement are incorporated herein pursuant to Article XI of this Agreement.

XX.  ASSIGNMENT

     The obligations and rights of each party hereunder shall not be assignable without the prior written consent of the other party, which consent may be withheld in such party's sole discretion; provided, however, that if BNFL assigns this Agreement to an Affiliate, then GTSD will not unreasonably withhold or delay consent to such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties' respective heirs, legal representatives, successors and assigns.

XXI.  WAIVER, MODIFICATION OR AMENDMENT

     No waiver, modification or amendment of any provision of this Agreement shall be effective, binding or enforceable unless in writing and signed by all of the parties hereto.

XXII.  GOVERNING LAW

     The validity of this Agreement and of any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of Maryland, without reference to any conflict of law or choice of law principles in the State of Maryland that might apply the law of another jurisdiction.

XXIII.  ARBITRATION

     Any disputes between the parties relating to the terms of this Agreement, or the breach thereof, shall be submitted to binding arbitration in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association. In the event that either party desires to arbitrate any such dispute, such party shall so notify the other party and the parties shall endeavor, for a period of thirty (30) days, to resolve such dispute without arbitration. In the event that the parties cannot resolve the dispute within such thirty (30) day period, then within ten (10) days thereafter, the parties shall jointly designate an arbitrator to hear the dispute, or, if the parties are unable to jointly select an arbitrator, an arbitrator shall be chosen by the President of the American Arbitration Association from lists of candidates provided by each of the parties. The decision of the arbitrator shall be binding upon the parties. The arbitrator may order specific performance or other equitable relief or remedies to the extent it deems it appropriate, in any situation in which a court could so order. Each party shall pay all of its own expenses in connection with such arbitration and one-half of the arbitrator's fees and expenses.

XXIV.  CONSTRUCTION

     Headings or captions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement, nor in the interpretation of this Agreement. The masculine pronoun shall include the feminine and neuter, and vice versa, where the context so requires.

XXV.  COUNTERPARTS

     This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS/ATTEST:                            GTS DURATEK, INC.



/s/ Diane R. Brown                         By: /s/ Robert E. Prince
-----------------------------------        ------------------------------------
Diane R. Brown, Secretary                  Name: Robert E. Prince
                                           Title: President and Chief Executive
                                                  Officer

                                           BNFL INC.



/s/ Richard H. Peebles                     By:  /s/ Rolland A. Langley
-----------------------------------        ------------------------------------
Richard H. Peebles, Vice President         Name:  Rolland A. Langley
                                           Title: President

                                       SCHEDULE A

                             PATENTS AND PATENT APPLICATIONS


                                      See Attched